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                                                                    Exhibit 23.2






The Board of Directors
Ansoft Corporation:

The audits referred to in our report dated May 27, 1997, included the related financial statement schedule as of April 30, 1997, and for each of the years in the three-year period ended April 30, 1997, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.



KPMG Peat Marwick LLP



Pittsburgh, Pennsylvania
November 13, 1997